RH
                             INVESTMENT CORPORATION
                           MEMBER NASD, SIPC, CA. PSA

                                                             (800) 890-1629 PH.
                                                             (818) 386-6415 PH.
                                                             (818) 386-6429 FX.

                          INVESTMENT BANKING AGREEMENT

         This Investment Banking Agreement (the "Agreement") is made and entered into this ______ day of August 2000, between Alpine Entertainment Inc. ("Company"), on the one hand, and RH Investment Corporation which is a member in good standing of the National Association of Securities Dealers, Inc. ("Banker"), on the other hand.

         In consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. PURPOSE: Company hereby employs Banker to render Investment Banking Services to Company relating to financial planning and capital procurement upon the terms and conditions as set herein. Banker intends to form a selling syndicate to raise, on a best efforts basis, an Initial Public Offering between ONE MILLION FIVE HUNDRED THOUSAND DOLLARS AND NO CENTS ($1,500,000.00) and SEVEN MILLION FIVE HUNDRED THOUSANDDOLLARS AND NO CENTS ($7,500,000.00). All monies raised during the Initial Public Offering shall be held in escrow until the minimum amount ($1,500,000.00) is met. Only after the minimum is met shall monies be released from the escrow to the Company. Fees paid to Banker by the Company, for the Initial Public Offering shall consist of 10% of the total dollars raised as commission, 3% non-accountable expenses plus 10% warrants. Any mergers, strategic partnerships, joint ventures or cooperatives of any type relating to the Company's business pursuits, that the Company enters into, becomes involves with or associates itself with, whether in whole or as an entity created from the whole, that is the result of the efforts, introductions or mediations of the Banker, pursuant to this Agreement, shall cause the Company to remit to the Banker a commission in an amount to be negotiated, but in no case to be less than 10% of the dollars involved. In the case of an exchange of securities or other non-dollar denominated medium of exchange between the Company and a third party Banker shall be compensated in kind. Banker reserves the right to employ sources, advisors, entities, persons, companies or organizations, not currently under the employ of RH Investment Corp, at Company expense, to bring to fruition Company's Business Plan and or facilitate the financing. Banker and its employees and agents shall be given reasonable access to Company's officers, premises and records.

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         However, Banker is under no obligation by virtue of this Agreement to undertake any offering on behalf of the Company. The details and commitment for any such undertaking will be pursuant to a separate agreement.

         Banker shall compensate any finder or introducer for which the Banker has a prior written agreement delineating terms and conditions of said relationship. Banker shall be the sole determining party as to the viability and enforceability of the compensation relationship or agreement that any finder and/or introducer may have pertinent to the transaction(s) outlined within this agreement. Disputes shall be settled by binding arbitration. (see Paragraph 9 below)

         The terms of this agreement shall remain in force for a period of six
         (6) months or until the conclusion of the financing described above. Either party may terminate this agreement, without prejudice, with sixty (60) days written notice.

2.       DUTIES OF THE BANKER:

         In performing its duties pursuant to this Agreement, Banker shall provide Company with the benefits of its reasonable judgement and efforts. Banker's expertise, experience and professional contacts shall be utilized to further the goals outlined under the Company's Business Plan.

4.       COMPENSATION:

         a) For this accommodation and other valued services rendered by the Banker to the Company pursuant to this Agreement, upon execution hereof, the Company shall pay to the Banker the sum of TWO THOUSAND FIVE HUNDRED DOLLARS AND NO CENTS ($2,500.00) per month commencing with the execution of this agreement. This monthly retainer shall be paid each month on the 15th of the month in advance. Said retainer shall terminate upon the statement of effectiveness from the regulatory agencies with respect to the Initial Public Offering.

         b) Company shall reimburse Banker for out-of-pocket expenses, including without limitation, reasonable attorney's and industry expert's fees, employment of outside experts, allocation of employee time and expertise, travel expenses, lodging, meals and reasonable non-accountable expenses while in pursuit of Company's interests, within 15 days after presentation of written invoice. Any expenditure in excess of SEVEN THOUSAND FIVE HUNDRED DOLLARS AND NO CENTS ($7,5000.00) will require Company approval.

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         c)   Failure to pay to Banker, by Company, fees, expenses and other recompense due Banker, pursuant to this agreement, within thirty days after written notification of said delinquency shall constitute a breach of the agreement on the part of the Company. Banker shall reserve the right to obtain recompense through any means available.

5. PROPRIETARY INFORMATION: Banker agrees that it will not sell, use in any manner, not authorized in writing by Company, or disclose any of the Company's trade secrets or any other proprietary information obtained by Banker during its employment by Company pursuant to this Agreement including, without limitations, information concerning the Company's current or any future and proposed operations, services or products ("Confidential Information"). Confidential information shall not include information or material that (i) is now or later becomes generally known to the public (other that as a result of a breach of this Agreement); (ii) is independently developed by Banker without use of the Confidential Information; (iii) is lawfully obtained by Banker from a third party who has lawfully obtained such information; (iv) is later published or generally disclosed to the public by Company; (v) is already known or available to the Banker at the time of its disclosure; (vi) is approved for release by prior written authorization of Company; or (vii) is required to be disclosed pursuant to any applicable statute, law, rule or regulation of any governmental authority or pursuant to any order of any court of competent jurisdiction, provided that Banker shall advise Company of the requirement for disclosure in sufficient time to apply for such legal protection as may be available with respect to the confidentiality of the Confidential Information.

6. RIGHT OF FIRST REFUSAL: In consideration for the services to be rendered by the Banker pursuant to this Agreement, company agrees that, for a period of two (2) years following the execution of this Agreement, Banker shall have the RIGHT OF FIRST REFUSAL to be the Company's exclusive Banker and Investment Advisor with respect to any offer or sale of securities by Company, whether by means of public or private offering or a transaction pursuant to Regulation S under the Securities Act of 1933 as amended, or any capital financing, merger or acquisition the Company or its subsidiaries, departments or related entities undertakes. Company shall reasonably recompense Banker for the forfeiture of this RIGHT OF FIRST REFUSAL.

7. AVAILABILITY OF INFORMATION: It is understood and agreed between the Company and Banker that all documents and other information relating to the Company's affairs will be made available upon request to Banker and its counsel, and copies of any such documents will be furnished upon request to Banker or its counsel.

8. CONFLICT WITH LAW: It is understood that if any provision of this Agreement conflicts with the Securities Act of 1933, as amended, any rule or regulation under such Securities Act, the blue sky laws of any state in which the proposed offering is to be qualified, the National Association of Securities Dealers, Inc., or any other governmental authority either federal or state, possessing jurisdiction over the sale and issuance of such securities, the parties shall amend this Agreement to comply with such regulation.

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9.            ARBITRATION: Any controversy or claim arising out of or relating to the compensation to be paid by Company or the services rendered by Banker pursuant to the terms of this Agreement, or otherwise related to the compliance by either party with its obligations hereunder, shall be settled by binding arbitration in Los Angeles, California, in accordance with the rules of the American Arbitration Association, and judgement on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.

10. ASSIGNMENT: This Agreement and the rights hereunder may not be assigned by either party (except by operation of law) without the prior written consent of the other party, but, subject to the foregoing limitation, this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns and legal representatives of the parties.

11. CAPTIONS: The headings of the sections of this Agreement are intended solely for convenience of reference and are not intended and shall not be deemed for any purpose whatever to modify or explain or place any construction upon any of the provisions of this Agreement.

12. ATTORNEY'S FEES: In the event any party hereto shall institute an action to enforce any rights hereunder, the prevailing party in such action shall be entitled and the arbitrator(s) or Court shall award, in addition to any other relief awarded by the arbitrator(s) or the Court, reasonable attorney's fees, costs and expenses.

13. ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understanding of the parties, and there are no representations, warranties or other agreements between the parties in connection with the amendment, waiver or termination of the Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any provision hereof (whether or not similar), nor shall waiver constitute a continuing waiver.

14. NOTICE: Any notice, instruction or communication required or permitted to be given under this Agreement to any party shall be in writing and shall be deemed received when personally delivered by the Federal Express or any other reputable overnight delivery service, or three days after deposit in the United States mail by certified or express mail, return receipt requested first class postage prepaid, to the address specified herein or otherwise as such party may request by written notice.

15. GOVERNING LAWS: The parties hereto hereby agree that this Agreement shall be governed by the Laws of the United States of America, the State of California, the National Association of Securities Dealers, the Securities Exchange Commission, the New York Stock Exchange and any Federal Agencies having jurisdiction over the sale or transmittal of securities, investments or financing outlined within this agreement.

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16.           INDEMNIFICATION: The undersigned as agent(s) for Company, agrees to hold harmless the Banker and all of its affiliates, attorneys, accountants, associates, employees, officers, directors and/or agents from any liability, claims, costs, damages, losses or expenses incurred or sustained by it or them as a result of Banker's actions, advice, consultations, representations, statements, introductions, performances, or the lack thereof. Company agrees to bear any costs Banker may incur investigating a claim or defending itself during an action if the events occur during the term of this agreement.

17. FRAUD: The undersigned agree and certify that all disclosures relating to the proposed financing and the general operation and structure of the Company, its subsidiaries, whether wholly or partially owned, investment or funding related activities and any other Company related enterprises, have been made to the Banker in a full and truthful manner whether or not requested by the Banker. The undersigned agree to hold blameless the Banker in the event that full and truthful disclosure, by the Company, has not occurred relating to any activities that may jeopardize the Banker's good standing with, federal and state regulatory agencies, law enforcement organizations or any other regulatory entity.. In the event that the Banker determines or has reasonable suspicion to believe that material information, that could potentially damage the Banker's good standing or involve the Banker or has involved the Company in illegal acts whether of a civil or criminal action, has been withheld or not communicated to the Banker, whether at Banker's express request or not, Banker reserves the right to vacate this and any other agreement entered into by the parties immediately without the statutory sixty (60) day notification period stated in paragraph one (1) above. Banker reserves the right to make any information that relates to potential or real violation(s) of the law or rules and regulations of the securities industry available to said law enforcement agencies or regulatory bodies.

              IN WITNESS WHEREOF, the parties hereto have executed this Agreement this day and year first above written.


   ALPINE ENTERTAINMENT INC,


   By: /S/ Roland Carroll                      By: /S/ Greg Cozine
       -------------------                         ----------------
       Roland Carroll                              Greg Cozine
       President                                   Vice President of Finance

   Date: ________________

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   RH INVESTMENT CORP.


   By: /S/ Stuart S. Greenberg
      ------------------------
       Stuart S. Greenberg
       Managing Director -- Investment Banking Division

   Date:______________________


   cc:  A. L. "Bud" Byrnes - CEO RH Investment Corp